UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                         NATIONAL PROPERTY INVESTORS 7
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               (Name of Registrant as Specified in Its Charter)

                                      N/A
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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          [ ] No fee required.
          [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
         Limited Partnership Units
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    (2)  Aggregate number of securities to which transaction applies:
         60,571
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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7,750,000 is the purchase price for the property to be sold
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    (4)  Proposed maximum aggregate value of transaction:
         $7,750,000
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    (5)  Total fee paid:
         $1,550
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       [ ]  Fee paid previously with preliminary materials:
       [ ]  Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the
            offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
           (1) Amount Previously Paid:
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           (2) Form, Schedule or Registration Statement No.:
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           (3) Filing Party:
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           (4) Date Filed:
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

                         NATIONAL PROPERTY INVESTORS 7

                        CONSENT SOLICITATION STATEMENT

                               December __, 2005

Dear Limited Partner:

         We have entered into an agreement (the "Purchase and Sale Agreement") with the California State Teachers' Retirement System, a public entity ("Calstrs"), to sell Fairway View II (the "Property"), the last remaining property owned by National Property Investors 7, a California limited partnership (the "Partnership"), for $7,750,000. Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $11 per limited partnership unit, based on information available as of November 30, 2005.

         Under the Purchase and Sale Agreement, the purchaser of the Property will be SH Partners, L.P., a Delaware limited partnership ("SH Partners"), which is a joint venture between Calstrs (which owns 66.7%) and certain of our affiliates (which own the remaining 33.3% interest and act as general partner). Although our affiliates own an interest in SH Partners, by agreement with Calstrs, our affiliates will not be entitled to receive any distributions or allocations of gain or loss with respect to SH Partners' investment in the Property.

         We are writing to request your consent to: (i) the sale (the "Sale") of the Property pursuant to the Purchase and Sale Agreement; and (ii) amendments (the "Amendments") to the Partnership's partnership agreement (the "Partnership Agreement") to permit the Sale of the Property to SH Partners.

         Under the Partnership Agreement, because Fairway View II is the only property currently owned by the Partnership, its sale requires the consent of limited partners owning more than 50% of the outstanding limited partnership units (the "Majority Approval"). Under the Partnership Agreement, amendments to the Partnership Agreement require the Majority Approval as well. However, because an affiliate of ours owns an interest in SH Partners, in order to authorize the Amendments, we are also seeking consents from limited partners who hold a majority of the outstanding limited partnership units held by limited partners other than us and our affiliates (the "Approval of Unaffiliated Partners"). Under the Purchase and Sale Agreement, if the Sale and the Amendments are both approved, the Property will be sold to SH Partners. If the Sale is approved but the Amendments are not approved, then the Property will not be sold to SH Partners, but Calstrs will have an option to purchase the Property. Approval of the Sale will authorize the Sale of the Property to Calstrs. However, Calstrs would not be obligated to purchase the Property and, as a result, the Sale might not occur.

         We recommend that you consent to the Sale. The Sale to SH Partners involves certain risks, including that SH Partners is an affiliate of ours. As a result, we have a conflict of interest in connection with the Amendments, and make no recommendation as to whether you should consent to the Amendments. See "Risk Factors" beginning on page 4 of this Solicitation Statement for a description of risk factors to consider in connection with the Sale and the Amendments.

         This Consent Solicitation Statement (the "Solicitation Statement") and the accompanying form of Consent of Limited Partner (the "Consent Form") are first being mailed on or about December __, 2005, to limited partners of record as of the close of business on December ___, 2005 (the "Record Date").

         Your participation is very important. Please review this Solicitation Statement and return the enclosed Consent Form in accordance with the instructions in this Solicitation Statement. Please note that this solicitation will expire at 5:00 P.M., New York City Time, on December __, 2005 (the "Expiration Date"), unless extended.

         If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, The Altman Group, Inc., by mail at1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

                                                Very truly yours,
                                                NPI EQUITY INVESTMENTS, INC.,
                                                Managing General Partner

                        DESCRIPTION OF THE TRANSACTION

General

         Under the Purchase and Sale Agreement, the Partnership and seven other partnerships (collectively, the "Sellers") have agreed to sell nine properties (the "Nine Sale Properties"), including Fairway View II, for an aggregate net purchase price of $86,820,000 (subject to customary prorations and adjustments), of which $7,750,000 has been allocated to Fairway View II. Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net sale proceeds to partners. Although the actual distribution to limited partners may vary, we currently estimate that it will be approximately $11 per limited partnership unit, based on information available as of November 30, 2005. If the Sale and the Amendments are both approved, the closing of the Sale to SH Partners is expected to occur shortly after the expiration of this consent solicitation.

The Purchaser

         The purchaser is intended to be SH Partners, a joint venture between Calstrs (which owns 66.7%) and certain of our affiliates (which own the remaining 33.3% interest and act as general partner). Calstrs is the largest teachers' retirement fund in the United States. Calstrs had a total membership of approximately 755,000 and assets of $128.9 billion as of June 2005. Calstrs' primary responsibility is to provide retirement related benefits and services to teachers in public schools from kindergarten through community college. Calstrs and our affiliates (collectively referred to herein as "Aimco") formed SH Partners in August 2002 in order to invest in student housing. To date, SH Partners has invested in seven properties with an aggregate gross property value of $152 million. By agreement between Calstrs and Aimco, although Aimco owns a 33.3% interest in SH Partners, in order to fund the purchase of the Nine Sale Properties, Calstrs will contribute all of the funds necessary for SH Partners to pay the purchase price and related expenses, and Aimco will not be entitled to receive any distributions or allocations of gain or loss with respect to SH Partners' investment in the Nine Sale Properties. Although there are circumstances in which Aimco could benefit as a result of SH Partners' investment in the Nine Sale Properties, the intention of Aimco and Calstrs is that Calstrs receive all of the benefits, and bear all of the burdens, of SH Partners' investment in the Nine Sale Properties.

The Property

         The Partnership has owned and operated the Fairway View II Apartments, a 204-unit apartment complex located in Baton Rouge, Louisiana, since November 1984. The Property is the only remaining property owned by the Partnership. There is a first mortgage loan on the Property with an unpaid balance of approximately $4,856,176 (as of November 30, 2005). At the closing of the Sale of the Property, the Partnership will pay off the loan encumbering the Property with the proceeds from the Sale, and all lender fees and other costs of such payment-in-full will be deducted from the purchase price payable to the Partnership, including a prepayment penalty which we estimate will be $1,000,177.

The Amendments

         The Partnership Agreement has three provisions that prohibit the Sale of the Property to SH Partners. Section 15.3.7 prohibits the sale of real property to any entity in which a general partner or any affiliate has an interest. Section 15.3.26 prohibits the Partnership from entering into any transaction with any other partnership in which a general partner or any affiliate has an interest. Section 15.3.32 imposes restrictions on the Partnership entering into any agreement with a general partner or its affiliate. We are seeking your approval to amend the Partnership Agreement so that the Sale of the Property to SH Partners pursuant to the Purchase and Sale Agreement would not be prohibited by these provisions. The complete text of the proposed Amendments is attached hereto as Annex A.

         As a result of our affiliation with SH Partners, in order to authorize the Amendments which are necessary to sell the Property to SH Partners, we are seeking the Majority Approval and the Approval of Unaffiliated Partners. Under the Purchase and Sale Agreement, if the Sale and the Amendments are both approved, the Property will be sold to SH Partners. If the Sale is approved but the Amendments are not approved, then the Property will not be sold to SH Partners, but Calstrs will have an option to purchase the Property. Approval of the Sale will authorize the Sale of the Property to Calstrs. However, Calstrs would not be obligated to purchase the Property and, as a result, the Sale might not occur.

Estimated Distribution to Limited Partners

         Upon completion of the Sale of the Property, the Partnership will dissolve and we will wind up the affairs of the Partnership. After paying, or establishing appropriate reserves for, all known Partnership liabilities and other obligations, we will distribute the remaining net sale proceeds to partners. We estimate that the net proceeds from the Sale that will be available for distribution to limited partners will be approximately $11 per limited partnership unit. We expect that this distribution to limited partners will occur within 90 days after the Sale closes. However, this amount and timing is estimated based on a number of assumptions. The actual amount and timing of the distribution may be different. In making our estimate, we used information available as of November 30, 2005 and made other assumptions based on information currently known to us. Of course, many factors could cause the actual proceeds to limited partners to vary from this estimate, including delays or unforeseen complications with the closing, or contingent liabilities of the Partnership. Our estimate of the distribution to limited partners was calculated as follows:

                  Estimated Distribution to Limited Partners
                    (in thousands, except per Unit amounts)


Purchase Price  (less capital spending adjustment of $2,040,000)(a)             $      7,750,000
Plus: Cash and cash equivalents                                                          135,511
Plus: Other Partnership assets                                                           166,295
Less: Mortgage debt, including accrued interest                                       (4,856,176)
Less:  Prepayment penalty                                                             (1,000,177)
Less: Loans from general partner and/or affiliates                                      (474,332)
Less: Accounts payable, accrued expenses and other liabilities (b)                      (431,695)
Less: Reserves for contingencies                                                        (293,700)
Less: Closing costs                                                                     (293,700)
Less: Incentive compensation fee payable to Managing General Partner (c)                 (27,939)
Less:  Nonresident withholding taxes                                                     (15,751)
                                                                                 ----------------
TOTAL                                                                           $        658,337
                                                                                 ================

Net proceeds available for distribution to all partners                         $        658,337

Percentage of net proceeds allocable to limited partners                                      99 %
                                                                                 ----------------

Net proceeds available for distribution to limited partners                     $        651,753

Total number of limited partnership units                                                 60,517
                                                                                 ----------------

Distribution per limited partnership unit                                       $             11
                                                                                 ================

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(a)      The final purchase price is subject to prorations and adjustments.

(b) Includes (i) $30,000 to pay for costs associated with pending litigation, and (ii) approximately $172,000 to cover the administrative costs of winding up the Partnership, including management fees, taxes, the costs of audits, the preparation and filing of documents with the Secretary of State in California and other jurisdictions, and the preparation, filing, printing and mailing of the Partnership's tax returns.

(c) Pursuant to the terms of the Partnership Agreement, the Managing General Partner is entitled to receive an incentive compensation fee upon the sale of the Property.


Appraisal Rights

         Limited partners of the Partnership are not entitled to dissenters' appraisal rights under California law or the Partnership Agreement in connection with the Sale of the Property.

Regulatory Approvals

         Other than the filing and distribution of this Solicitation Statement, no material governmental filings or approvals are required for the Sale of the Property.

                                 RISK FACTORS

         The following describes risks and disadvantages to you of consenting to the Sale or the Amendments. Before deciding whether or not to consent to the Sale or the Amendments, you should carefully consider these risks:

         Limited Partners will recognize taxable income from the Sale. Limited partners will recognize taxable gain as a result of the Sale of the Property. Each limited partner should consult and rely on the limited partner's tax advisor regarding the tax consequences to the limited partner of the Sale of the Property. Cash distributions from the Sale may be less than any tax liability resulting from the taxable gain recognized by each limited partner. Certain possible tax consequences of the sale are discussed in more detail below under "Federal Income Tax Consequences."

         We are affiliated with SH Partners and therefore have a conflict of interest in connection with the proposed Sale to SH Partners. Our affiliates (Aimco) own a 33.3% interest in, and act as general partner of, SH Partners. By agreement between Aimco and Calstrs, Calstrs is responsible for funding all of the costs for SH Partners to purchase the Property, and is entitled to receive all distributions and allocations of gain or loss attributable to SH Partners' investment in the Property. However, through its interest in SH Partners, Aimco could still benefit as a result of SH Partners' acquisition of the Property. For example, upon a liquidation of SH Partners, if its assets other than the Property were insufficient to satisfy all of SH Partners' creditors, proceeds from a disposition of the Property might be used to pay SH Partners' liabilities, which could inure to the benefit of Aimco.

         We are not making a recommendation regarding the proposed Amendments. We make no recommendation as to whether or not you should consent to the Amendments. Although we believe the Sale is fair, you must make your own decision whether to consent to the Amendments, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your tax position and the tax consequences to you of the Sale. You are encouraged to carefully review this Solicitation Statement and any other information available to you and to seek advice from your independent lawyer, tax advisor and/or financial advisor before deciding whether to consent to the Amendments.

         If the Sale is approved but the Amendments are not approved, the Property might not be sold. If the Sale is approved but the Amendments are not approved, then, under the Purchase and Sale Agreement, Calstrs will have an option to purchase the Property. Calstrs would not be obligated to purchase the Property and, as a result, the Sale might not occur.

         We did not market the Property to other prospective purchasers. We negotiated the purchase price for the Property with Calstrs with a view to maximizing the proceeds to the Partnership. However, we did not solicit offers from other prospective purchasers, and it is possible that a higher price might have been obtained if the Property had been marketed to other parties.

         We have not obtained any recent appraisals of the Property or any fairness opinions with respect to the Sale. In the absence of an appraisal or a fairness opinion, we could be mistaken in believing that the purchase price for the Property under the Purchase and Sale Agreement is a fair price. The most recent appraisal of the Property was done as of May 22, 2003, by American Appraisal Associates, Inc. ("AAA"), in which AAA determined that the "as is" market value of the Property was $7,700,000.

         We and our affiliates will receive certain benefits from the Sale that other partners will not receive. We and our affiliates hold approximately $489,929 of Partnership indebtedness, which will be repaid from the Sale proceeds. Upon completion of the Sale, we will receive an incentive compensation fee, which we estimate will be approximately $28,000, based on information available as of November 30, 2005. In addition, upon completion of the Sale (whether to SH Partners or Calstrs), an affiliate of ours is expected to assume responsibility for managing the Property. In consideration for managing the Property, this affiliate would receive a management fee equal to 3.65% of gross revenues, which is less than the property management fee currently paid by the partnership to an affiliate of ours, which is 5% of gross revenues.

         The purchase price for the Property might have been higher if it was not sold as part of a portfolio sale. The purchase price for the Property was determined by allocating a portion of the aggregate purchase price under the Purchase and Sale Agreement for all Nine Sale Properties. It is possible that Calstrs or a different purchaser might have been willing to pay more for the Property if it was sold by itself.

         We had a conflict of interest in allocating the aggregate purchase price among the Nine Sale Properties. Our affiliates have varying ownership interests in each of the Nine Sale Properties being sold pursuant to the Purchase and Sale Agreement. Five of the Nine Sale Properties are wholly owned by our affiliates. The other four properties, including Fairway View II, are owned by three partnerships in which our affiliates own between 68% and 80% of the outstanding limited partnership interests. We and the other Sellers have allocated the aggregate purchase price among the Nine Sale Properties based on their relative fair market values. However, our affiliates' different levels of ownership in the properties created a conflict of interest in which we have an incentive to ascribe greater value to those properties which are wholly owned by our affiliates. See "Purchase and Sale Agreement - Purchase Price."

         Events or circumstances relating to the other Nine Sale Properties may interfere with the Sale of the Property. The Sale of the Property may not occur if there is a default or failure to satisfy a condition relating to one of the other Nine Sale Properties. Under the Purchase and Sale Agreement, the purchaser is not obligated to purchase the Property if certain conditions relating to any of the other Nine Sale Properties are not satisfied. See "Purchase and Sale Agreement -- Conditions."

                          GENERAL PARTNER'S ANALYSIS

         We recommend that the limited partners consent to the Sale of the Property. We believe that the Sale is fair and in the best interests of the Partnership and its limited partners, and have approved the Purchase and Sale Agreement. However, as a result of our affiliation with SH Partners, we make no recommendation as to whether any individual limited partner should consent to the Amendments to permit the Sale to SH Partners. In approving the Sale, we considered the risk factors described above, as well as a number of other factors, including the following:

o The net purchase price for the Property is $7,750,000 (subject to customary prorations and adjustments).

     o Upon completion of the Sale, the net proceeds will be used to pay a distribution to limited partners, which we estimate will be approximately $11 per unit, based on information available as of November 30, 2005.

     o There is no established trading market for the limited partnership units and the Sale would provide immediate liquidity for limited partners.

     o Commencing with the tax year following the tax year in which the termination, dissolution and winding-up of the Partnership have been completed, the limited partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1's delivered by the Partnership.

     o The tax benefits of continued investment in the Property have been substantially reduced or eliminated for most limited partners due principally to declining depreciation deductions from the Property.

     o The Property was completed in 1981 and, given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate.

     o Market conditions are currently favorable for selling properties of this type.

     o It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.

                           THE CONSENT SOLICITATION

Approval of the Sale and the Amendments; Consents Required

         We are soliciting consents from limited partners to approve:

     o   the Sale of the Property pursuant to the Purchase and Sale Agreement;
         and

     o Amendments to the Partnership Agreement to permit the Sale of the Property to SH Partners.

The limited partners' approval of the Sale of the Property will also be deemed to authorize us in our discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase and Sale Agreement which, in our opinion, are necessary, appropriate or desirable in connection with the Sale, and that do not materially and adversely affect the Partnership.

         If the Sale and the Amendments are both approved, the Property will be sold to SH Partners. If the Sale is approved but the Amendments are not approved, then the Property will not be sold to SH Partners, but Calstrs will have an option to purchase the Property. Approval of the Sale will authorize the Sale of the Property to Calstrs. However, Calstrs would not be obligated to purchase the Property and, as a result, the Sale might not occur.

         Consents Required for the Sale. Section 16.2.5 of the Partnership Agreement provides that the Partnership's sale of all or substantially all of its assets, or 66-2/3% or more of the net book value of all of the Partnership's property, in a single sale, or in multiple sales in the same 12-month period, must be approved by the limited partners owning a majority of the limited partnership units entitled to vote thereon. Fairway View II is the Partnership's only remaining Property, so the Sale requires the Majority Approval.

         As of December 1, 2005, the Partnership had approximately 1,064 limited partners who collectively own 60,517 outstanding limited partnership units. Each limited partnership unit represents approximately 0.0017% of the outstanding limited partnership units. Our affiliates currently own 42,461.67 limited partnership units, or 70.16% of the outstanding limited partnership units. These affiliates will consent to the Sale. However, 25,399 of these limited partnership units (approximately 42% of the total outstanding) held by our affiliates are subject to a voting restriction. Under a settlement agreement, DeForest Ventures II, L.P., a prior owner of these units, agreed that these 25,399 limited partnership units would be voted in the same proportion as the votes of units not held or controlled by it on any matter that is submitted to a vote of the limited partners by the general partner of the Partnership or its affiliates. These limited partnership units were acquired by one of our affiliates through a merger, and are still subject to this voting restriction. Our affiliates can vote free of this voting restriction an aggregate of 17,062.67 limited partnership units (approximately 28.19% of the total outstanding), which were acquired by our affiliates in transactions unrelated to the merger and are owned by an entity which is not controlled by the owner of the units subject to the voting restriction. As a result, the consent of the owners of an additional 497.33 limited partnership units, or approximately .82% of the limited partnership units outstanding, will be required to obtain the Majority Approval for the Sale.

         Consents Required for the Amendments. Section 16.2.4 of the Partnership Agreement provides that an amendment of the Partnership Agreement requires Majority Approval. However, because an affiliate of ours owns an interest in SH Partners, in order to authorize the proposed Amendments, we are also seeking the Approval of Unaffiliated Partners.

         As described above, as of December 1, 2005, 60,517 outstanding limited partnership units were outstanding, of which our affiliates owned 42,461.67 units (representing 70.16% of the total outstanding limited partnership units), and other limited partners owned 18,055.33 units (representing 29.84% of the total outstanding limited partnership units). These affiliates will consent to the Amendments. However, as a result of the voting restriction described above, the consent of the owners of an additional
497.33 limited partnership units, or approximately .82% of the limited partnership units outstanding, will be required to obtain the Majority Approval for the Sale. The consent of owners of 9,028 limited partnership units that are not owned by our affiliates will be required to obtain the Approval of Unaffiliated Partners.

Record Date

         The Partnership has fixed December __, 2005 as the Record Date for determining the limited partners entitled to consent to the Sale and the Amendments. Only limited partners of record on the Record Date may execute and deliver a Consent Form.

Solicitation of Consents

         This solicitation is being made by NPI Equity Investments, Inc., the managing general partner, on behalf of the Partnership. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form will be borne by the Partnership. We have retained The Altman Group, Inc. to act as its Solicitation Agent in connection with this consent solicitation. The fees and expenses of the Solicitation Agent will be paid by the Partnership.

Solicitation Period

         The solicitation period will begin upon our mailing of this Solicitation Statement and end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period.

Consent Procedures

         Limited partners who desire to consent to the Sale and the Amendments should do so by marking the appropriate boxes on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the Consent Form, all in accordance with the instructions contained herein and therein.

         All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See "Revocation of Instructions" below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof.
 If a Consent Form is delivered and neither the "Consents," the "Withholds Consent" nor the "Abstains" box is marked with respect to a particular proposal (the Sale or the Amendment), but the Consent Form is otherwise properly completed and signed, the limited partner will be deemed to have consented to the proposal.

         Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.

         The execution and delivery of a Consent Form will not affect a limited partner's right to sell or transfer the limited partnership units. All Consent Forms received by the Solicitation Agent prior to the Expiration Date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under "Revocation of Instructions" below.

         All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.

Revocation of Instructions

         Any limited partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form,
(ii) be in the form of a subsequent Consent Form marked either as "Consents," "Withholds Consent" or "Abstains," as the case may be, for either proposal, or in a writing delivered to us stating that the prior Consent Form is revoked,
(iii) be signed by the limited partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of its addresses or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. No limited partner may revoke the instructions set forth in a Consent Form after 5:00 pm, New York City time, on the Expiration Date.


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         As of the date of this consent solicitation statement, none of our directors or officers own any limited partnership units. The table below sets forth certain information regarding limited partnership units of the Partnership owned by each person or entity who is known by the Partnership to beneficially own more than 5% of the limited partnership units as of December 1, 2005.



                                                                          Number of Units       Percentage of
               Name and Address of Beneficial Owner                     Beneficially Owned         Class
               ------------------------------------                     ------------------  ---------------------

AIMCO IPLP, L.P. (1)                                                             25,399                 41.97%
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100
Denver, CO 80237

AIMCO Properties, L.P. (2)                                                    17,062.67                 28.19%
Stanford Place 3, 4582 S. Ulster St. Parkway, Suite 1100
Denver, CO 80237
                                                                        ------------------  ---------------------

TOTAL                                                                         42,461.67                 70.16%

------------------------------------------------------------------------------



(1) The Units may be deemed beneficially owned by AIMCO/IPT, Inc. (which is the general partner of AIMCO IPLP, L.P.) and Apartment Investment and Management Company (which owns AIMCO/IPT, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership.

(2) The Units may be deemed beneficially owned by AIMCO-GP, Inc. (which is the general partner of AIMCO Properties, L.P.) and Apartment Investment and Management Company (which owns AIMCO-GP, Inc.), which is the ultimate parent corporation of NPI Equity Investments, Inc., the Managing General Partner of the Partnership.




                          PURCHASE AND SALE AGREEMENT

         We entered into the Purchase and Sale Agreement with Calstrs and the other Sellers on November 14, 2005. Under the terms and subject to the conditions of the Purchase and Sale Agreement, Calstrs has agreed to purchase the Nine Sale Properties, including Fairway View II. Under the agreement, Calstrs must assign its purchase rights to SH Partners. The representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and each Seller is responsible and liable only for its own property and its own representations, warranties, obligations, and covenants. The purchaser has agreed to look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder. Except for a property for which the requisite limited partner approval was not obtained, the Sellers' obligations to sell, and the purchaser's obligations to purchase, the Nine Sale Properties are not severable, and the Sellers must sell, and the purchaser must purchase, all of the Nine Sale Properties under the agreement. The following is a summary of the material terms and provisions of the Purchase and Sale Agreement.

Purchase Price

         The aggregate purchase price for the Nine Sale Properties is $98,010,000, less a credit for capital needs of $11,190,000, for a net purchase price of $86,820,000. The portion of this aggregate purchase price that has been allocated to Fairway View II is $9,790,000, less a credit for capital needs of $2,040,000, for a net purchase price of $7,750,000. With respect to each of the Nine Sale Properties, all normal and customarily proratable items, including, without limitation, rents, operating expenses, personal property taxes, other operating expenses and fees, will be prorated as of the closing date, with the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the closing date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the closing date, if assumed by the purchaser), and the purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the closing date.

         Five of the Nine Sale Properties are wholly owned by our affiliates. The other four properties, including Fairway View II, are owned by three partnerships in which our affiliates own less than 100% of the outstanding limited partnership interests. We and the other Sellers have allocated the aggregate purchase price among the Nine Sale Properties based on their relative fair market values. However, our affiliates' different levels of ownership in the properties created a conflict of interest in which we have an incentive to ascribe greater value to those properties which are wholly owned by our affiliates. Each of the Nine Sale Properties, its owner, our affiliates' percentage ownership in the owner, and its allocated portion of the aggregate purchase price (net of all credits for capital needs) is summarized in the table below:


                                                                            Percentage
                                                                           Ownership of
                                                                         Affiliates of the
                                                                         Managing General      Allocated Portion of
           Property                              Owner                        Partner             Purchase Price
           --------                              -----                        -------             --------------

Windsor Hills                    Windsor Hills I, L.P.                         80.36%               $ 14,390,000
Place du Plantier                National Property Investors 6                 69.23%               $ 10,500,000
Fairway View I                   National Property Investors 6                 69.23%               $  7,560,000
Fairway View II                  National Property Investors 7                 70.46%               $  7,750,000
Treehouse II                     TAHF II Limited Partnership                    100%                $  4,810,000
Sunstone                         Couch-Oxford Associates Limited
                                 Partnership                                    100%                $ 14,175,000
Peppermill Village               Peppermill Village-Oxford Associates
                                 L.P.                                           100%                $  8,505,000
Williamsburg on the Wabash       Williamsburg Investors Limited
                                 Partnership                                    100%                $ 17,340,000
Mayfair Village                  Mayfair Village Limited Partnership            100%                $  1,790,000



The Purchased Assets

         Each of the Sellers has agreed to sell all of its interest in and to the Nine Sale Properties, including the land parcel; all buildings and improvements located thereon; all equipment and appliances affixed to and used in connection with the property or any of the improvements; rights, privileges and easements appurtenant to or used in connection with the property; tangible personal property, equipment and supplies owned by the Seller and located at the property and used exclusively in connection with the use, operation, maintenance or repair of all or any portion of the property; and certain intangible property owned by the Seller and used exclusively in connection with all or any portion of the property, including, leases, certain service contracts, property-related files and records, all reports, test results and environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of the property, transferable business licenses, certain architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting any portion of the property.

Loan Obligations

         At the closing, each Seller will use a portion of the purchase price for its property to pay off all loan obligations encumbering its property. Fees payable in connection with the payoff of such loans will be paid by the purchaser but will be deducted from the purchase price otherwise payable to the Seller.

Limited Partner Approvals

         The Partnership, Windsor Hills I, L.P. and National Property Investors 6 have each agreed to use commercially reasonable efforts to obtain, as soon as practicable, the requisite approvals of their respective limited partners (or, in the case of Windsor Hills I, L.P., the approval of limited partners of Shelter Properties I Limited partnership, which is its sole limited partner) to permit the sale of the four properties owned by them to SH Partners. If the limited partners of any of these partnerships fail to approve the transaction, SH Partners may elect to close on the other Nine Sale Properties, and Calstrs (rather than SH Partners) may elect to purchase the property for which limited partner approval was not obtained. If Calstrs does not elect to purchase any such property, the Seller may either extend the closing date for that property until such approval is obtained (but not beyond June 30, 2006) or terminate the agreement with respect to that property.

Closing

         The closing of the sale of the five properties that are wholly owned by our affiliates is expected to occur on or about December 22, 2005. The closing of the sale of the other four properties, including Fairway View II, is expected to take place as soon as practicable after the requisite limited partner approvals have been obtained.

Representations and Warranties

         The agreement contains representations and warranties by the Sellers, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; leases and service contracts in effect at the properties; violations of law; litigation, zoning; environmental matters; employees; personal property; and property documents. Each Seller's aggregate liability for a breach of its representations and warranties is limited to $500,000, and is limited to claims brought within 12 months after the closing.

         The agreement also contains representations and warranties by the purchaser, including, without limitation, representations and warranties regarding due organization; authority and validity of agreements; and the purchaser's status under laws relating to terrorist financing and foreign assets controls.

Conditions to Closing

         The obligation of the purchaser to complete the transactions contemplated by the agreement is subject to the satisfaction or waiver of the following conditions:

     o the title company shall be prepared and irrevocably committed to issue an extended coverage owner's policy of title insurance for the property satisfactory to the purchaser;

     o all of the representations and warranties of the Sellers in the agreement shall be true, correct and complete in all material respects as of the closing date;

     o Sellers shall have complied with and/or performed all of the obligations, covenants and agreements required on their part to be complied with or performed pursuant to the agreement;

     o the physical condition of the properties shall be substantially the same as on the inspection date of July 12, 2005, except for reasonable wear and tear;

     o there shall have been no material adverse change in or addition to the information or items reviewed and approved by the purchaser prior to the inspection date;

     o no action or proceeding shall have been commenced by or against any Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien or levy shall have attached to or been issued with respect to any Seller's interest in its property or any portion thereof; and

     o the Sellers shall have delivered such documents or instruments as are required to be delivered by the Sellers pursuant to the agreement, including deeds, assignments of leases, bills of sale and assignment, non-foreign affidavits, a guaranty by Apartment Investment and Management Company, and an amendment to the agreement of limited partnership of SH Partners.

         If any of the purchaser's closing conditions are not fulfilled, the purchaser may waive the condition and close, without adjustment of the purchase price, or terminate the agreement.

         The obligation of the Sellers to complete the transactions contemplated by the agreement are subject to the satisfaction or waiver of the following conditions:

     o all of the representations and warranties of the purchaser in the agreement shall be true, correct and complete in all material respects;

     o the purchaser shall have complied with and/or performed all of the obligations, covenants and agreements required on its part to be complied with or performed pursuant to the agreement;

     o no action or proceeding shall have been commenced by or against the purchaser under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors; and

     o the purchaser shall have delivered such documents or instruments as are required to be delivered by the purchaser pursuant to the agreement, including an amendment to the agreement of limited partnership of SH Partners, assignments of leases, and bills of sale and assignment.

         If any of the Sellers' closing conditions are not fulfilled, the Sellers may waive the condition and close, without adjustment of the purchase price, or terminate the agreement.

Casualty and Condemnation

         Prior to the closing, if (i) all or any material portion of any property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), or (ii) any material damage occurs to any portion of any property as a result of any earthquake, hurricane, tornado, flood, landslide, fire or other casualty, then the purchaser will have the option to terminate the agreement within 30 days, in which case the purchaser and the Sellers will equally share the cancellation charges of the escrow agent and the title company, if any. The purchaser does not have a right to terminate the agreement as a result of (i) any taking of any portion of any property that is not a material portion, or
(ii) any damage or destruction of any portion of any property that does not constitute material damage. If the purchaser does not elect, or has no right, to terminate the agreement, the purchaser will be entitled to keep all awards and insurance proceeds for the condemnation or casualty, and will receive a credit against the portion of the purchase price applicable to such property for the cost of any repair and/or restoration not covered by such awards and insurance proceeds. For this purpose, "material" is defined as having a value in excess of $350,000.

Ongoing Operations

         Until the closing, each Seller has agreed, at its sole cost and expense, to:

     o carry on its business and activities relating to its property, including leasing, maintenance and operations in the same manner as it did before entering into the agreement;

     o perform all of its obligations under leases and service contracts applicable to its property and other agreements that may affect its property;

     o not supplement or amend any existing contract or enter into any new contract that will be an obligation affecting its property subsequent to the closing, except leases and other contracts entered into in the ordinary course of business;

     o continue to maintain insurance in accordance with its current business practices;

     o afford the purchaser and its representatives reasonable access to the property owned by such Seller and to such Seller's books, records and files relating to such property;

     o not voluntarily grant or transfer or permit the grant or transfer of any interest in the property owned by it, including any air rights;

     o promptly advise the purchaser of any litigation or governmental proceeding to which it becomes a party directly affecting its property; and

     o promptly forward to the purchaser any written notice received by it from any governmental agency in connection with any actual or alleged violation of any law or regulation applicable to its property.

Remedies

         If closing fails to occur as a result of a default by the purchaser, then the Sellers, collectively, are entitled to receive, as their sole and exclusive remedy liquidated damages in the amount of $1,100,000. If closing fails to occur as a result of a default by any Seller, then the purchaser, as its sole remedy, may elect to either (i) terminate the agreement, in which event, the Sellers shall reimburse the purchaser for its reasonable out-of-pocket costs up to a maximum of $100,000 per property, or (ii) seek specific performance for the conveyance of the property to the purchaser (but not damages).

Property Management

         At the closing, all existing property management agreements affecting the Nine Sale Properties will be terminated at Sellers' sole cost and expense, and the purchaser will enter into a new property management agreement with an Aimco affiliate as property manager with a management fee of 3.65% of gross revenues.

Expenses and Closing Costs

         Each party will pay its own costs and expenses arising in connection with the closing (including, without limitation, its own attorneys' and advisors' fees, charges and disbursements), except the following costs, which shall be allocated between the parties as follows:

     o all documentary transfer, stamp, sales and other taxes related to the transfer of a property shall be paid (i) for each property located in Louisiana (including Fairway View II), by the purchaser, and (ii) for each other property, by the applicable Seller;

     o the escrow agent's escrow fees and costs for each property shall be paid (i) for each property located in North Carolina or Texas, by the applicable Seller, and (ii) for each other property (including Fairway View II), half by the applicable Seller and half by the purchaser;

     o the cost of a survey and its survey certification shall be paid (i) for each property located in Louisiana (including Fairway View II) or Virginia, by the purchaser, and (ii) for each other property, by the applicable Seller;

     o the cost of the owner's title policy for each property (and all permitted endorsements and amendments thereto) shall be paid (i) for each property located in Louisiana (including Fairway View II), North Carolina or Virginia, by the purchaser, and (ii) for each other property, by the applicable Seller; and

     o   all recording fees for each property shall be paid by the purchaser.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The tax consequences to you of the Sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the Sale; however, the tax consequences to you could be materially different. Each limited partner should consult and must rely upon his, her or its own tax advisor in order to understand fully the federal, state, local and foreign income and estate and gift tax consequences to him, her or it arising from the Sale of the Property.

         The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale of the Property. For purposes of this tax discussion, references to "I.R.C. Section" are to sections of the Internal Revenue Code of 1986, as amended ("I.R.C." or the "Code"). This discussion does not address special considerations and rules applicable to limited partners that are tax-exempt or foreign entities.

         No ruling will be requested from the Internal Revenue Service on any of the tax matters discussed herein. The federal income tax consequences to the limited partners from the Sale of the Property cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.

         The following discussion assumes that the Partnership will recognize taxable gain on the Sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the Sale would be substantially reduced and the tax consequences would be materially different than as described below.

         Tax Consequences if the Property is Sold. The Partnership will recognize taxable gain from the Sale of the Property in an amount equal to the difference between the Partnership's adjusted tax basis in the Property and the amount realized. The Partnership's amount realized from the Sale includes the sum of cash it receives from the purchaser plus the fair market value of any property it receives other than money. If the purchaser assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership's amount realized as though the purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership's amount realized with respect to the Sale. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. We estimate that the Sale will result in total gain of approximately $60 per limited partnership unit, based on information available as of November 30, 2005. This amount is an estimate based on a number of assumptions as discussed under "Use of Proceeds." When the Partnership completely terminates (which should occur at the conclusion of the Nuanes litigation), a typical limited partner (the tax bases in whose units have not been adjusted on account of a sale or death) could recognize a capital loss of approximately $59 per unit on account of syndication fees that are nondeductible at the Partnership level.

         Generally, if a partnership is a "dealer" with respect to a property, any gain that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in gain being taxed as ordinary income; however, the general partner does not believe this section would be applicable to this transaction. Alternatively, any gain in excess of "depreciation recapture gain" (discussed below) and "unrecaptured I.R.C. Section 1250 gain" (discussed below) generally will be taxed as gain arising from the sale of property used in the Partnership's trade or business under I.R.C. Section 1231 ("I.R.C. Section 1231 gain"). Each limited partner will be allocated its share of the Partnership's I.R.C.
Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a limited partner's unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the sale of the Partnership's property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

         Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., "depreciation recapture gain") is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership's depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property's basis plus all amounts allowed for depreciation) of the transferred property exceeds that property's adjusted basis.

         Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation's capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C.
Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon disposition of the Partnership's residential rental real property.

         In the case of limited partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership's Sale of the Property that is taxed as "unrecaptured I.R.C. Section 1250 gain." Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%.

         In the case of limited partners that are individuals, trusts or estates, gain from the sale of the Partnership's property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum rate of which is 15%. Gain from the sale of the Partnership's property that is allocated to limited partners that are corporations is not eligible for preferential capital gains tax rates.

         If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership's property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the sale will depend upon such limited partner's individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.

         Distributions of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner's interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner's adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the limited partner's adjusted tax basis in his Partnership interest will be decreased, but not below zero.

         Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to "unrealized receivables" of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

         Proceeds available for distribution to the limited partners from the Sale of the Property after repayment of the Partnership's debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the Sale) that is allocable to the partners and their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognition gain.

         Tax Consequences if the Property is Not Sold. The Partnership's current tax basis in the Property is approximately 15% of its original tax basis in the Property. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners, as there may not be depreciation and other deductions equal to or greater than the income generated from the Property. In addition, it is anticipated that there may not be any cash available for distribution since it is expected that all or substantially all of the Property's cash flow will be used to service the Partnership's liabilities. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the Partnership's continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing partnership tax returns, and it will continue to incur management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.

                      WHERE YOU CAN FIND MORE INFORMATION

         The Partnership is subject to the informational requirements of the Exchange Act and is required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC's public reference facilities maintained by the SEC at One Station Place, 100 F Street, N.E., Washington, D.C. 20002. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         You should only rely on the information provided in this Solicitation Statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this Solicitation Statement or any supplement is accurate as of any date other than the date on the front of this Solicitation Statement or the supplement.

         The Partnership's principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. However, questions and requests for assistance regarding this Solicitation Statement and the matters set forth herein may be directed to the Solicitation Agent, The Altman Group, Inc. by mail at1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at
(800) 217-9608.

                                   AMENDMENT
                                    TO THE
                             PARTNERSHIP AGREEMENT
                                      OF
                         NATIONAL PROPERTY INVESTORS 7

         This Amendment (the "Amendment") to the Partnership Agreement, as amended to date (the Partnership Agreement"), of National Property Investors 7, a California limited partnership (the "Partnership"), is made and entered into as of ________________, by NPI Equity Investments, Inc., a Florida corporation, as managing general partner of the Partnership (the "Managing General Partner"), and as attorney-in-fact for the limited partners. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Partnership Agreement.

         WHEREAS, the Managing General Partner has approved this Amendment;

         WHEREAS, the Limited Partners have approved this Amendment by a Majority Vote; and

         WHEREAS, limited partners that own a majority of the Units owned by Limited Partners that are not Affiliates of the Managing General Partner have approved this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Section 15.3.7 of the Partnership Agreement is hereby amended to read in its entirety as follows:

         "15.3.7 Sell or lease real property to any entity in which a General Partner or any Affiliate has an interest, other than (i) a joint venture or similar program which complies with the conditions set forth in Paragraph 15.3.8, or (ii) a sale of real property to SH Partners, L.P. pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of November 14, 2005 (the "Calstrs Agreement"), by and among California State Teachers' Retirement System, Windsor Hills I, L.P., National Property Investors 6, National Property Investors 7, TAHF II Limited Partnership, Couch-Oxford Associates Limited Partnership, Peppermill Village-Oxford Associates, L.P., Williamsburg Investors Limited Partnership and Mayfair Village Limited Partnership."

         2. Section 15.3.26 of the Partnership Agreement is hereby amended to read in its entirety as follows:

         "15.3.26 Cause the Partnership to enter into any transactions with any other partnership in which a General Partner or any Affiliates have an interest, including, but not limited to, any transaction involving the sale, lease or purchase of any property to or from the Partnership, the rendering of services to or from the Partnership, or the lending of any monies or other property to or from the Partnership, other than transactions pursuant to the Calstrs Agreement."

         3. Section 15.3.32 of the Partnership Agreement is hereby amended to read in its entirety as follows:

         "15.3.32 Cause the Partnership to enter into any agreements with a General Partner or its Affiliates which shall not be subject to termination without penalty by either party upon not more than sixty (60) days' written notice, other than the Calstrs Agreement."

         4. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Partnership Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.



                                   NPI EQUITY INVESTMENTS, INC.,
                                   as Managing General Partner and
                                   as Attorney-in-Fact for the Limited Partners

                                   By: _______________________
                                   Name:
                                   Title:

                         NATIONAL PROPERTY INVESTORS 7
                          CONSENT OF LIMITED PARTNER

         This consent is solicited by NPI Equity Investments, Inc., a Florida corporation and the managing general partner (the "Managing General Partner" of National Property Investors 7, a California limited partnership (the "Partnership")). The Managing General Partner recommends that you "CONSENT" to Proposal 1. As a result of its affiliation with SH Partners, L.P., the Managing General Partner makes no recommendation with respect to Proposal 2. If no election is specified with respect to a particular proposal, any otherwise properly completed and signed consent form will be deemed to be a consent to the proposal.

         The undersigned limited partner of the Partnership, acting with respect to all limited partnership units held of record by the undersigned on December __, 2005, hereby consents, withholds consent or abstains, with respect to the proposals specified below and more fully described in the Consent Solicitation Statement, dated December __, 2005 (the "Solicitation Statement"). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Solicitation Statement.

PROPOSAL 1: Approval of the Sale of the Fairway View II Apartments pursuant to the Purchase and Sale Agreement.

           [ ]  Consent     [ ]  Withhold Consent      [ ]  Abstain

PROPOSAL 2: Approval of Amendments to the Partnership Agreement to permit the Sale of Fairway View II Apartments to SH Partners, L.P., an entity in which an affiliate of the managing general partner owns a 33.33% interest and acts as general partner.

           [ ]  Consent     [ ]  Withhold Consent      [ ]  Abstain

         The undersigned hereby constitutes and appoints the Managing General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions necessary to implement the actions set forth above. Approval of the Sale will also be deemed to authorize the Managing General Partner, in its discretion, to reduce the purchase price for the Property by up to 10% and make any other amendments to the Purchase and Sale Agreement which, in its opinion, are necessary, appropriate or desirable in connection with the Sale, and that do not materially and adversely affect the Partnership.

Date: ________________           ____________________________________________
                                 Type or Print Name of Individual or Entity

                                 By:
                                     ----------------------------------------
                                      Signature

                                 --------------------------------------------
                                 Type or Print Name of Person Signing

                                 --------------------------------------------
                                 Capacity

                                 --------------------------------------------
                                 Tax Identification or Social Security Number

                                 --------------------------------------------
                                 Telephone Number

Please sign exactly as you hold your interest in the Partnership. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

A fully completed, signed and dated consent form should be sent by hand, by mail or by overnight courier to The Altman Group, Inc., 1200 Wall Street 3rd Floor, Lyndhurst, New Jersey 07071, ; or by fax at (201) 460-0050. The consent solicitation will expire, and all consent forms must be received by 5:00 p.m., New York City time, on December __, 2005, unless extended.